Immunic Announces Oversubscribed Private Placement of up to USD 400 Million to Accelerate Transformation into Commercial-Stage Company

– Upfront Proceeds of USD 200 Million, with Potential for up to USD 200 Million in Additional Proceeds –

– Expected to Fund Completion of Phase 3 ENSURE Trials in Relapsing Multiple Sclerosis, Initiation of Phase 3 Trial in Primary Progressive Multiple Sclerosis, and Transition Into a Commercial Organization –

– Simona Skerjanec, Former SVP, Global Head of Neuroscience and Rare Diseases at Roche, Elevated to Interim Chairperson of the Board of Directors –

– Thor Nagel, Principal at BVF Partners L.P., Joins Board of Directors –

– Simona Skerjanec and Dr. Daniel Vitt to Lead Search for CEO with Commercial Background –

NEW YORK, February 13, 2026 – Immunic, Inc. (Nasdaq: IMUX), a late-stage biotechnology company pioneering the development of novel oral therapies for neurologic and gastrointestinal diseases, today announced the pricing of a private placement with gross proceeds of up to USD 400 million priced at the market under Nasdaq rules. The financing was led by existing investor BVF Partners L.P. and included participation from Aberdeen Investments, Avidity Partners, Coastlands Capital, EcoR1 Capital, Janus Henderson Investors, OrbiMed, RA Capital Management, TCGX, Trails Edge Capital Partners, Vivo Capital, Woodline Partners LP, and other institutional investors.

Transformation Into Commercial-Stage Company

The proceeds of this financing are expected to support Immunic’s strategic transition from a research and development (R&D)-focused company into a fully integrated commercial entity. In the coming months, the company will prioritize:

•	Completion of the ongoing phase 3 ENSURE clinical trials of vidofludimus calcium in relapsing multiple sclerosis (RMS): Top-line data continues to be expected by the end of 2026. Subsequently, Immunic plans to submit a New Drug Application (NDA) in the United States in mid-2027, with a targeted potential regulatory approval date in 2028. In parallel, Immunic will work on the preparations for the potential commercialization of vidofludimus calcium, including the pre-commercial ramp-up and expansion of the medical and commercial teams.

•	Initiation of a phase 3 clinical program in primary progressive multiple sclerosis (PPMS): Immunic is working towards initiation of a phase 3 clinical program, which is expected later this year and estimated to take approximately 3.5 to 4 years to complete.

With these pivotal programs underway, Immunic is positioning itself to become a leading innovator in next-generation oral therapies for relapsing and progressive forms of multiple sclerosis (MS). Vidofludimus calcium is uniquely designed to provide direct neuroprotective effects by enhancing neuronal survival and function through nuclear receptor-related 1 (Nurr1) activation, while reducing new inflammatory damage via selective dihydroorotate dehydrogenase (DHODH) inhibition. This first-in-class mechanism has the potential to address the two key biological drivers of disability progression—relapse-associated worsening (RAW) and progression independent of relapse activity (PIRA)—potentially offering advantages over currently available therapies that primarily focus on inflammatory relapses.

Changes in Company Leadership

Immunic’s Co-Founder and Chief Executive Officer, Dr. Daniel Vitt, and the Board of Directors will begin a search for a new CEO with deep commercial expertise in the MS space to lead Immunic through its next stage of growth and into commercialization. Subsequently, Dr. Vitt plans to transition to a new senior executive role focused on strengthening the company’s scientific strategy and driving portfolio advancement. He will continue to support the organization in this capacity and as a member of the Board of Directors.

Concurrent with the transaction, Simona Skerjanec, former SVP, Global Head of Neuroscience and Rare Diseases at Roche, who joined Immunic’s Board of Directors in July 2024, has been elevated to Interim Chairperson of the Board of Directors. Dr. Duane Nash, former Chairman, will remain a member of the Board of Directors. Additionally, Thor Nagel, Principal at BVF Partners L.P., has been appointed as a member of the Board of Directors. The Board of Directors intends to explore and evaluate further refreshment in order to better align its future composition with Immunic’s strategic goals and objectives. As part of this refreshment, the Board expects that two new directors will replace existing directors at or prior to Immunic’s upcoming annual meeting with a third director expected to be replaced at or prior to Immunic’s 2027 annual meeting.

“I could not be prouder of the Immunic team and what we have achieved with vidofludimus calcium. I would like to thank BVF and the other investors in the consortium for joining our journey towards potential regulatory approval of vidofludimus calcium. The proceeds from the initial closing are expected to provide sufficient runway through submission of an NDA in the United States in mid-2027 and to start preparations for the potential launch of vidofludimus calcium in RMS, as well as initiation of a phase 3 clinical program in PPMS,” commented Daniel Vitt, Ph.D., Chief Executive Officer of Immunic. “We believe that now is the perfect time to prepare Immunic for its transformation into a highly successful commercial entity. As Immunic evolves from an R&D-driven organization into a fully-fledged commercial company, I have decided to return to my roots and focus my energy on further strengthening Immunic’s scientific excellence. Together with our new interim Chairperson Simona and other members of our Board of Directors, I look forward to welcoming a new CEO with a strong commercial background in the MS space to lead the next phase of Immunic’s growth and to guide the potential launch of our first pharmaceutical product. I will continue to support this transition process and Immunic’s success in my current and future executive roles and as a member of the Board of Directors.”

“I want to thank Daniel for not only helping to invent vidofludimus calcium, but also for his tremendous leadership in getting the molecule and company to this position,” said Duane Nash, M.D., J.D., M.B.A., member of the Immunic Board of Directors and former Chairman. “I am also delighted that Simona has agreed to take the position of interim chairperson to steer this evolution. As the former head of Neuroscience and Rare Diseases at Roche, who personally led one of the most successful launches in MS history, she is well positioned to guide Immunic’s commercial transformation efforts. In the 18 months she has been on our Board, her contributions, insights and connections have proven invaluable, and her leadership skills are impeccable. I look forward to helping support Simona and the rest of the Board in any way that I can.”

“I am honored to be in a position to help transform Immunic at this critical juncture,” said Simona Skerjanec, newly appointed interim Chairperson of the Board of Directors of Immunic. “Despite available therapeutic options in MS, it remains a devastating disease for patients and their families and I am committed to help bring new and meaningful therapies to patients. I believe vidofludimus calcium holds the potential to address the underlying unmet need for a direct neuroprotective medicine in MS. I very much look forward to continuing to work with Daniel, Duane and the rest of Immunic’s Board of Directors as we prepare Immunic for a very exciting future.”

Up to USD 400 Million Private Placement

The company has entered into a securities purchase agreement with select accredited investors for up to USD 400 million in gross proceeds through a private placement. Pursuant to the terms of the purchase agreement, the company will issue an aggregate of 229,076,000 pre-funded warrants to purchase shares of the company’s common stock at a price of $0.873 per pre-funded warrant, for upfront gross proceeds of USD 200 million.

In addition, the company will issue warrants to purchase up to an aggregate of 229,076,000 shares of the company’s common stock (or pre-funded warrants in lieu thereof) at an exercise price of $0.873 per share, for up to an additional USD 200 million in gross proceeds to Immunic. These warrants will expire upon the earlier of (a) 30 days after the public announcement of topline data from the phase 3 ENSURE trials or (b) February 17, 2031. The private placement is expected to close on or about February 17, 2026, subject to customary closing conditions.

The financing was led by existing investor BVF Partners L.P. and included participation from Aberdeen Investments, Avidity Partners, Coastlands Capital, EcoR1 Capital, Janus Henderson Investors, OrbiMed, RA Capital Management, TCGX, Trails Edge Capital Partners, Vivo Capital, Woodline Partners LP, and other institutional investors.

Leerink Partners acted as lead placement agent in connection with the financing. Stifel, Guggenheim Securities, William Blair, LifeSci Capital, B. Riley Securities and Brookline Capital Markets, a division of Arcadia Securities, LLC, also acted as placement agents in connection with the financing.

The company intends to use the net proceeds from the offering to fund its clinical trials and operations and for other general corporate purposes. The proceeds from this private placement, combined with current cash, cash equivalents and marketable securities, are expected to fund operating and capital expenditures to late 2027.

In addition, on February 12, 2026, Immunic entered into a purchase and sale agreement with certain holders of warrants to purchase shares of the company’s common stock that were issued in its May 2025 public offering (the “Series B Warrants”). Pursuant to the terms of the purchase and sale agreement, the company issued to such holders the right to receive a portion of an aggregate 5% royalty on future net sales of vidofludimus calcium in exchange for cancellation of the Series B Warrants held by such participants. The purchase and sale agreement is expected to close on or about February 17, 2026.

Further information regarding the private placement and the purchase and sale agreement can be found in the company’s filings with the Securities and Exchange Commission, including a current report on Form 8-K which is expected to be filed on or about February 13, 2026.

About Immunic, Inc.

Immunic, Inc. (Nasdaq: IMUX) is a late-stage biotechnology company pioneering the development of novel oral therapies for neurologic and gastrointestinal diseases. The company’s lead development program, vidofludimus calcium (IMU-838), is currently in phase 3 clinical trials for the treatment of relapsing multiple sclerosis, for which top-line data is expected to be available by the end of 2026. It has already shown therapeutic activity in phase 2 clinical trials in patients suffering from relapsing-remitting multiple sclerosis and progressive multiple sclerosis. Vidofludimus calcium combines neuroprotective effects, through its mechanism as a first-in-class nuclear receptor-related 1 (Nurr1) activator, with additional anti-inflammatory and anti-viral effects, by selectively inhibiting the enzyme dihydroorotate dehydrogenase (DHODH). IMU-856, which targets the protein Sirtuin 6 (SIRT6), is intended to restore intestinal barrier function and regenerate bowel epithelium, which could potentially be applicable in numerous gastrointestinal diseases, such as celiac disease as well as inflammatory bowel disease, Graft-versus-Host-Disease and weight management. IMU-381, which currently is in preclinical testing, is a next generation molecule being developed to specifically address the needs of gastrointestinal diseases. For further information, please visit: www.imux.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, sufficiency of cash and cash runway, expected timing, development and results of clinical trials, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to consummation of the proposed offering and the exercise of warrants to be issued in the offering, Immunic's development programs and the targeted diseases; the potential for vidofludimus calcium to safely and effectively target diseases; preclinical and clinical data for vidofludimus calcium; the feasibility of advancing vidofludimus calcium to a confirmatory phase 3 clinical trial in progressive multiple sclerosis; the timing of current and future clinical trials and anticipated clinical milestones; the nature, strategy and focus of the company and further updates with respect thereto; and the development and commercial potential of any product candidates of the company. Immunic may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve substantial risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, increasing inflation, tariffs and macroeconomics trends, impacts of the Ukraine – Russia conflict and the conflict in the Middle East on planned and ongoing clinical trials, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient financial and other resources to meet business objectives and operational requirements, the fact that the results of earlier preclinical studies and clinical trials may not be predictive of future clinical trial results, any changes to the size of the target markets for the company’s products or product candidates, the protection and market exclusivity provided by Immunic’s intellectual property, risks related to the drug development and the regulatory approval process, the impact of competitive products and technological changes, the company’s ability to close the proposed offering, and the risk that warrants issued in this offering will not be exercised for cash in the future. A further list and descriptions of these risks, uncertainties and other factors can be found in the section captioned “Risk Factors,” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025, and in the company’s subsequent filings with the SEC. Copies of these filings are available online at www.sec.gov or ir.imux.com/sec-filings. Any forward-looking statement made in this release speaks only as of the date of this release. Immunic disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. Immunic expressly disclaims all liability in respect to actions taken or not taken based on any or all of the contents of this press release.

Contact Information

Immunic, Inc.
Jessica Breu
Vice President Investor Relations and Communications
+49 89 2080 477 09
jessica.breu@imux.com

US IR Contact
Rx Communications Group
Paula Schwartz
+1 917 633 7790
immunic@rxir.com

US Media Contact
KCSA Strategic Communications

Caitlin Kasunich

+1 212 896 1241

ckasunich@kcsa.com